                                PRESS RELEASE

                             FOR IMMEDIATE RELEASE


     November 8, 1999 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) today announced net income for the quarter ended September 30, 1999 of $0.6 million or $0.07 per diluted share compared to income of $6.3 million or $0.76 per diluted share for the quarter ended September 30, 1998 (excluding a $0.23 after tax gain on the sale of a 51% owned joint venture in 1998). Revenues were $19.0 million for the third quarter of 1999 compared to $24.3 million for the same period one year ago.

     The current quarter's operations continue to reflect the oversupply of vessels operating in the North Sea. This oversupply has been caused by a combination of factors including: 1) a reduction in exploration and development activities reflecting earlier commodity price decreases and the impending consolidations among the major oil companies; 2) a delay in the delivery of newbuild drilling rigs; and 3) the delivery in 1998 and 1999 of newly constructed vessels in anticipation of the expanded deepwater drilling rig fleet.

     The Company's average North Sea dayrate and utilization have declined from $13,276 and 96.6%, respectively in the third quarter of 1998 to $9,838 and 85.1% in the current year's third quarter as a direct result of this oversupply. The Company has sustained its North Sea utilization through spot market contracts instead of opting for term contracts at the lower current market rates. Bruce Streeter, President & COO said "We will not sacrifice future year potential earnings to generate income in the current year; however, we will continue to seek term contracts and opportunities which provide economic returns to our shareholders while we await the return of a more favorable market."

     Average dayrates and utilization for Southeast Asia of $3,839 and 69.0% for the quarter ended September 30, 1999, were significantly lower than the $4,961 and 84.7% for the same quarter in 1998. This market has shown some strength in recent weeks as both utilization and dayrates have demonstrated modest improvement.

     The Company's current financial position continues to strengthen with approximately $44.6 million of net working capital of which $39.3 million is in cash as of September 30, 1999. This compares to $45.4 million and $35.6 million respectively at June 30, 1999. In addition to cash on hand, the Company has an undrawn $75 million credit facility.

     Operating cash flow was $8.2 million during the most recently completed quarter of which $3.8 was used for the final payments on two new vessel deliveries. Budgeted capital expenditures for the fourth quarter of 1999 are expected to be $0.7 million as two vessels are drydocked.

     GulfMark Offshore, Inc. provides marine transportation services to the energy industry with a fleet of fifty (50) offshore support vessels, primarily in the North Sea, offshore Southeast Asia and Brazil.


Contact:     Edward A. Guthrie, Executive Vice President and Chief
             Financial Officer
             (713) 963-9522

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: prices of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GULFMARK OFFSHORE, INC.
Press Release - For Immediate Release
November 8, 1999

                          OPERATING RESULTS
                       (in 000's except per share amounts)

                                             Three Months Ended     Nine Months Ended
                                                September 30           September 30
                                             -------------------    -----------------
                                               1999       1998       1999       1998
                                             --------   --------    ------     ------
REVENUES...................................  $18,962    $24,334     $59,983    $62,827
Direct operating expenses..................  (11,635)    (9,326)    (32,226)   (22,966)
General and administrative expenses........   (1,452)    (1,548)     (4,565)    (4,335)
Depreciation and amortization..............   (3,077)    (2,939)     (9,426)    (8,265)
                                             -------    -------     -------    -------
  OPERATING INCOME.........................    2,798     10,521      13,766     27,261

Interest expense, net of interest income...   (2,378)    (2,213)     (6,837)    (5,816)
Gain on sale of joint venture interest.....       --      2,920          --      2,920
Minority interest and other, net...........      164         80         125       (132)
                                              ------    -------     -------    -------
Income before income taxes.................      584     11,308       7,054     24,233
Income tax provision.......................      (20)    (3,109)     (1,780)    (7,237)
                                             -------    -------     -------    -------
  Net income...............................  $   564    $ 8,199     $ 5,274    $16,996
                                             =======    =======     =======    =======
BASIC EARNINGS PER SHARE:
  NET INCOME...............................  $  0.07    $  1.01     $  0.65    $  2.12
                                             =======    =======     =======    =======
DILUTED EARNINGS PER SHARE:
  NET INCOME...............................  $  0.07    $  0.99     $  0.64    $  2.06
                                             =======    =======     =======    =======
Weighted average common shares.............    8,129      8,104       8,127      8,021
Weighted average diluted common shares.....    8,302      8,268       8,274      8,248

Rates per day worked
  North Sea Capable Vessels................  $ 9,838    $13,276     $10,326    $12,268
  Standard Vessels
    (primarily Southeast Asia).............    3,839      4,961       4,451      4,858

Overall Utilization %
  North Sea Capable Vessels................     85.1%      96.6%       90.8%      97.9%
  Standard Vessels
    (primarily Southeast Asia).............     69.0%      84.7%       65.7%      86.0%

Average Owned or Chartered
  North Sea Capable Vessels................     20.9       16.8        19.7       14.7
  Standard Vessels
    (primarily Southeast Asia).............     12.0       12.2        12.0       13.4
                                             -------    -------     -------    -------
    Total..................................     32.9       29.0        31.7       28.1
                                             =======    =======     =======    =======